Exhibit 99.1

FG Nexus Inc. Announces Name Change to FG Communities Holdings Inc.

Ticker symbols to change from FGNX and FGNXP to FGC and FGCPP on Nasdaq

Charlotte, NC – September 24, 2026 – FG Nexus (Nasdaq: FGNX, FGNXP) (the “Company”) announced that it has filed a Certificate of Amendment to its amended and restated articles of incorporation with the Nevada Secretary of State. Pursuant to the Certificate of Amendment, the Company will change its name to FG Communities Holdings Inc. In conjunction with the name change, the Company’s ticker symbols on The Nasdaq Stock Market will change as follows to: FGC for its Common Stock replacing the previous symbol “FGNX” and FGCPP for its Series A Preferred Shares, replacing the previous symbol “FGNXP,” effective at market open on Monday, September 28, 2026.

Kyle Cerminara, Chairman and CEO, commented, “We have made tremendous progress evolving our business model, and the new name better reflects our transformation into a leading owner and operator of land-lease affordable housing communities. We look forward to driving sustained long-term value for our shareholders.”

About FG Nexus Inc.

FG Nexus (Nasdaq: FGNX, FGNXP) is a merchant bank and real estate focused operating company.

The FGNX® logo is a registered trademark.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are entitled to the protection of the safe-harbor provisions of those laws.

Forward-looking statements include statements concerning the closing and anticipated benefits of the Company’s proposed investment in FG Communities; the Company’s strategy to make direct investments in affordable housing communities; the acquisition, ownership, operation and financing of manufactured housing communities; the use of cash, debt financing and proceeds from common-stock issuances to fund acquisitions; the proposed corporate name and ticker-symbol changes; future share repurchases; the Company’s acquisition pipeline and growth strategy; and the anticipated size and long-term characteristics of the manufactured housing market.

These statements are based on management’s current expectations, assumptions, estimates and projections and involve risks and uncertainties, many of which are beyond the Company’s control. Actual results could differ materially from those expressed or implied by these statements.

Relevant risks include, among others, the Company’s ability to complete the proposed investment on anticipated terms; obtain required corporate, regulatory and Nasdaq approvals; successfully identify, finance, complete and integrate property acquisitions; obtain debt or equity financing on acceptable terms; manage leverage and potential dilution from equity issuances; realize anticipated operating and financial benefits; maintain adequate liquidity; and appropriately manage potential conflicts of interest arising from related-party transactions.

Additional risks are described in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this release. The Company undertakes no obligation to update or revise any forward-looking statement except as required by law.

Contacts

Media Contact

media@fgnexus.io

Investor Contact

invest@fgnexus.io